Exhibit 99.1

Dime Community Bancshares Mourns the Passing of Director Anthony Bergamo

BROOKLYN, NY – October 5, 2017 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the "Company" or "Dime"), the parent company of Dime Community Bank (the "bank"), is saddened to announce that Anthony ("Tony") Bergamo, a member of the Company's Board of Directors since its formation in 1995 and a Director of the bank since 1986, passed away on  Friday, September 29.

"Tony was a larger-than-life presence on the Board and wherever he went," said Kenneth J. Mahon, President and Chief Executive Officer of Dime. "He was a tremendous leader, not only on the Board of Directors of Dime, but throughout the City of New York through the various organizations with which he was associated. We will all miss him greatly."

Mr. Bergamo served on Dime's Executive Committee and was Chairman of the Audit Committee. He was Vice Chairman of MB Real Estate, a national full service company engaged in the leasing, sales, investment and management of commercial and industrial real estate. In addition to his many professional accomplishments, he supported a number of philanthropic organizations. Most notably, he was the Founder and Chairman of the Federal Law Enforcement Foundation, which provides economic assistance to federal and local law enforcement agencies and also to those suffering from a serious illness or recovering from a natural disaster, since its founding in 1988.

"Dime has lost a respected leader, a dedicated director, and a friend," said Vincent F. Palagiano, Chairman of both the Company and bank. "On behalf of the Dime family, we would like to express our condolences and sympathy to Tony’s family and friends during this difficult time."

Those who wish to make a tribute to his life may direct any contributions to the Federal Law Enforcement Foundation. More information can be found at www.federallawenforcementfoundation.com/mission.

ABOUT DIME COMMUNITY BANCSHARES, INC.

The Company had $6.26 billion in consolidated assets as of June 30, 2017, and is the parent company of the bank. The bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-seven branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and the bank can be found on Dime's website at www.dime.com.

Contact: Anthony Rose, Executive Vice President and Director of Investor Relations. 718-782-6200 extension 5260